Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of January 9, 2013, between G-III Apparel Group, Ltd., a New York corporation, with an office at 512 Seventh Avenue, New York, New York 10018 (the “Company”), and Wayne Miller, an individual residing at 1050 Park Avenue, New York, New York 10028 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to continue to employ Executive as the Chief Operating Officer of the Company, and Executive desires to continue to be so employed by the Company, upon the terms and subject to the conditions herein set forth; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT.

The Company hereby employs Executive as the Chief Operating Officer of the Company and Executive hereby agrees to accepts such employment, subject to the terms and conditions herein set forth. Executive currently serves as the Chief Operating Officer of the Company and shall have substantially the same duties, responsibilities and authority as he had prior to the execution of this Agreement. Executive hereby agrees to diligently, faithfully and competently perform such services and such additional duties and responsibilities, consistent with his position, as shall from time to time be reasonably assigned to him by the Company’s Board of Directors or its Chief Executive Officer, and to diligently, faithfully and competently devote his entire business time, skill and attention to the performance of his duties and responsibilities to the Company. Executive shall report to the Company’s Chief Executive Officer.

2.	TERM.

Executive’s term of employment with the Company shall terminate on January 31, 2016, subject to prior termination in accordance with the terms hereof (the “Term”); provided, however, that on August 1, 2014 and on each subsequent August 1st prior to the end of the then Term, the Term of this Agreement shall be automatically extended for an additional one-year period unless no more than sixty (60) days prior to such August 1st either party shall have given written notice to the other that the Term of this Agreement shall not be extended any further.

3.	COMPENSATION.

As compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in accordance with the Company’s normal payroll policy at the time in effect, a salary at the rate of Five Hundred Thousand Dollars ($500,000) per year, plus such bonus, if any, as shall be awarded by the Company’s Board of Directors or Compensation Committee.

4.	BENEFITS AND EXPENSES.

(a) Executive shall continue to receive the benefits and reimbursement of expenses that he currently receives and shall also be entitled to four (4) weeks paid vacation per year, and to participate in the benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior executive personnel (including any profit sharing, pension, disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans) (the “Benefit Plans”).

(b) The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy. Executive shall comply with such requirements and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.	TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i) upon thirty (30) days’ prior written notice to Executive upon the determination by the Company that Executive’s employment shall be terminated for any reason which does not constitute “justifiable cause” (as hereinafter defined);

(ii) upon written notice to Executive by the Company in the event that there is justifiable cause for such termination;

(iii) automatically upon the death of Executive;

(iv) in accordance with the terms of subsection (e) hereof upon the “disability” (as hereinafter defined) of Executive;

(v) upon thirty (30) days’ prior written notice by Executive to the Company for “good reason” (as hereinafter defined); or

(vi) upon thirty (30) days’ prior written notice by Executive to the Company of the Executive’s voluntary termination of employment other than for good reason.

(b) For the purposes of this Agreement:

(i) the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties for a period of three (3) consecutive months or for a total of four (4) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Company in good faith;

(ii) the term “justifiable cause” shall mean: (1) the Executive’s repeated failure or refusal to perform his duties pursuant to, or Executive’s material breach of this Agreement, where such conduct shall not have ceased or been remedied within ten days following written warning from the Company specifying such conduct purported to give rise to justifiable cause; (2) the Executive’s conviction of, or entering a plea of guilty or no contest to, a felony; (3) the Executive’s performance of any act or the Executive’s failure to act, for which, if the Executive were prosecuted and convicted, a crime or offense involving money or property of the Company would have occurred; (4) the Executive’s performance of any act or the Executive’s failure to act which constitutes fraud or a breach of a fiduciary trust, including, without limitation, misappropriation of funds or a material misrepresentation of the Company’s operating results or financial condition; (5) any attempt by the Executive to secure any personal profit (other than pursuant to the terms of the Executive’s employment or through the Executive’s ownership of equity in the Company) in connection with the business of the Company (for example, without limitation, using Company assets to pursue other interests, diverting to the Executive or to a third party any business opportunity belonging to the Company, insider trading or taking bribes or kickbacks); (6) the Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Company other than as a result of good faith performance of his duties; (7) the Executive’s illegal use of controlled substances; (8) any act or omission by the Executive involving malfeasance or gross negligence in the performance of the duties of the Executive’s employment to the material detriment of the Company; or (9) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty days, which enjoins or otherwise limits or restricts the performance by the Executive of the duties of the Executive’s employment, relating to any contract, agreement or commitment made by or applicable to the Executive in favor of any former employer or any other person; and

(iii) the term “good reason” shall mean any of the following events that occur, after expiration of any remedy or cure period, (A) a material diminution of Executive’s duties and responsibilities that result in a material adverse effect on Executive’s status and authority, which continues unremedied for a period of thirty (30) days after Executive has given written notice to the Company specifying in detail the material diminution and material adverse effect, (B) a change in the Executive’s office location to a location more than fifty (50) miles outside of New York City, except for such travel as the Company may reasonably require, (C) failure to timely pay or provide Executive any compensation or benefits provided for in this Agreement or other material breach of this Agreement by the Company, and the Company’s failure to cure such failure or breach within a period of thirty (30) days after written notice of such failure or breach has been given by the Executive to the Company or (D) the Company giving written notice pursuant to Section 2 that the Term of this Agreement shall not be extended any further, it being understood that, as a condition to a termination for good reason, the Executive’s written notice to the Company must be provided within 60 days after the occurrence of the event giving rise to such termination, except that the written notice to the Company with respect to a termination for good reason pursuant to clause (D) above must be provided within six (6) months after the Company provides such written notice pursuant to Section 2.

(c) Upon termination of Executive’s employment by the Company for justifiable cause or voluntarily by Executive other than for good reason, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s annual salary, reimbursement of expenses and any amounts payable or benefits to be provided to Executive under the terms of the Benefit Plans, each as have been accrued through the date of the termination of his employment.

(d) If Executive should die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s annual salary, reimbursement of expenses and any bonus as has been accrued through the date of his death. Executive’s estate also shall be entitled to any amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans.

(e) Upon Executive’s disability, the Company shall have the right to terminate Executive’s employment. Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate. In such event, Executive shall thereupon be entitled to receive such portion of Executive’s annual salary, reimbursement of expenses and any bonus as has been accrued through the date of termination. Executive shall also be entitled to any amounts or benefits payable or to be provided under the terms of the Benefit Plans.

(f) In the event that Executive’s employment is terminated during the Term by the Company without justifiable cause or if Executive terminates his employment for good reason, Executive shall be entitled to receive such portion of Executive’s annual salary, reimbursement of expenses and any bonus as has been accrued through the date of the date of termination, together with any amounts or benefits payable or to be provided to Executive under the terms of the Benefit Plans. In addition, subject to the terms and conditions of this Agreement, in the event of any such termination referred to in the preceding sentence, the Company shall continue to pay compensation to Executive under Section 3 and to provide benefits under Section 4(a) for a period of eighteen (18) months from the date his employment terminates (sometimes referred to herein as the “severance amounts”). For the purposes of determining compensation payable to Executive pursuant to the preceding sentence, Executive shall be deemed to have been granted a bonus of $500,000 per year, or $750,000 for the eighteen (18) month payment period, in addition to his salary compensation for such period, it being understood that the cash portion of the severance payments (including salary continuation and deemed bonus) will be payable in equal installments in accordance with the Company’s regular payroll schedule. Notwithstanding the foregoing, the Company’s obligation to pay or provide and the Executive’ right to receive severance amounts are conditioned upon (1) receipt by the Company, within 60 days after the termination of the Executive’s employment, of a duly executed general release in the form of Exhibit A attached hereto which is no longer subject to revocation and (2) Executive’s compliance with his obligations under Sections 7, 8 and 9 hereof. Subject to the preceding sentence, the payments and benefits provided for under this Section 5(f) shall not be reduced or affected by, or otherwise subject to any mitigation as a result of, any new employment position Executive may commence or any other compensation Executive may receive subsequent to the date his employment terminates. Subject to the provisions hereof, including, without limitation, satisfaction of the release condition imposed pursuant to this Section and any delayed payment requirement that may be imposed by Section 14 hereof, severance amounts required to be paid or provided under this Agreement shall be made or begin (x) with respect to such amounts that are subject to and not exempt from Section 409A of the

Internal Revenue Code of 1986, as amended at the end of the 60-day time period described above and (y) with respect to all other such amounts, on the payroll date immediately following the Company’s receipt of the release which is no long subject to revocation; and, on such applicable payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the severance payments (or applicable unpaid portion thereof) the Executive would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments.

(g) Upon Executive’s termination of his employment hereunder, this Agreement (other than Section 4(b), this Section 5 as applicable, and Sections 7, 8, 9, 10 and 13, which shall survive in accordance with their terms) shall terminate. In such event, and without limiting the provisions of Sections 5(c), (d), (e) and (f), Executive shall be entitled to receive such portion of Executive’s annual salary as has been accrued to date. Executive shall be entitled to continue to participate in the Benefit Plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees. Executive shall also be entitled to any amounts or benefits payable or to be provided under the terms of the Benefit Plans.

(h) Upon the Company giving notice of termination pursuant to Section 5(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 5(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.

6.	REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

7.	NON-COMPETITION.

(a) In view of the unique and valuable services rendered and to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) and in consideration of the compensation to be received hereunder, Executive agrees that during his employment by the Company and for a period of one (1) year following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, licensee, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any business entity or person engaged in any business in competition with any business engaged in by the Company during the term of Executive’s employment by the Company. If the Company terminates Executive’s employment pursuant to the provisions of

Section 5(a)(i) or if Executive terminates his employment pursuant to the provisions of Section 5(a)(v), Executive may engage in any of the activities that would otherwise violate the provisions of the first sentence of this Section 7(a), other than with respect to a “Listed Company” (as such term is hereinafter defined), and such activities shall not constitute a breach of this Agreement; provided, however, that in the event Executive engages in any such activities during the one-year Non-Competition Period, Executive shall no longer have the right to receive any severance amounts pursuant to Section 5(f). If Executive terminates his employment pursuant to the provisions of Section 5(a)(vi) or if the Company terminates Executive’s employment pursuant to the provisions of Section 5(a)(iv), Executive may engage in any of the activities that would otherwise violate the provisions of the first sentence of this Section 7(a), other than with respect to a Listed Company, and such activities shall not constitute a breach of this Agreement. For purposes of this Agreement, the term “Listed Company” shall mean PVH Corp. (Phillips–Van Heusen), The Jones Group Inc., Fifth & Pacific Companies, Inc., Kenneth Cole Productions, Inc., Perry Ellis International, Inc., The Warnaco Group, Inc., Li & Fung Ltd., VCS Group LLC (Vince Camuto), Kellwood Company or any successor company to any of the foregoing. The record or beneficial ownership by Executive of up to the lesser of (i) $400,000 or (ii) 1.0% of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder. In addition, Executive shall not, directly or indirectly, during the Non-Competition Period (other than in connection with the good faith performance of his duties while employed by the Company), request or cause any customers, suppliers, licensees or licensors with whom the G-III Group has a business relationship to cancel or terminate any such business relationship with any member of the G-III Group or solicit, interfere with, entice from or hire from any member of the G-III Group any employee of any member of the G-III Group.

(b) If any portion of the restrictions set forth in this Section 7 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(c) Executive acknowledges that the provisions of this Section 7 were a material inducement to the Company to enter into this Agreement, and that the Company would not enter into this Agreement but for the agreements and covenants contained herein. Executive further acknowledges that the limitations set forth in this Section 7 are reasonable and properly required for the adequate protection of the business of the G-III Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 7 on the grounds of breadth of its geographic or product or service coverage or length of term. In the event any such limitation hereunder is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or time period which such court shall deem reasonable.

(d) Nothing contained in this Agreement shall require the Company to utilize Executive’s services under this Agreement, the Company’s only obligation to Executive being payment of his compensation, benefits and reimbursable expenses under the terms of this Agreement.

8.	INVENTIONS AND DISCOVERIES.

(a) Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, improvements, concepts, ideas, designs, sketches, writings, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during his employment with the Company, solely or jointly with others, using the G-III Group’s resources, or relating to any current or proposed business or activities of the G-III Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for the Subject Matter in any and all countries and to vest title thereto in the Company. Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

9.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company), to any person, firm or corporation, any Confidential Information (as hereinafter defined) acquired by him during the course of, or as an incident to, his employment hereunder, relating to the G-III Group, any customer, supplier, licensee or licensor of the G-III Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing (“G-III Confidential Information”). As used herein, the term “Confidential Information” shall mean proprietary technology, trade secrets, designs, sketches, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, manufacturing sources, the substance of agreements with customers, suppliers, licensors, licensees and others, marketing arrangements, licensing agreements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any G-III Confidential Information which becomes publicly available other than in violation of this Section 9.

(b) All information and documents relating to the G-III Group as hereinabove described (or other business affairs) shall be the exclusive property of the G-III Group. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

10.	SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 7, 8 or 9 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the G-III Group and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

11.	AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

13.	SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

14.	WITHHOLDING; SECTION 409A.

(a) The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

(b) For purposes of Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder (“Section 409A”), each of the payments that may be made under this Agreement shall be deemed to be a separate payment. With respect to the time of payment of any amounts under this Agreement that are deemed to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and terms of like import) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision to the contrary contained herein, if the Executive is treated as a “specified employee”

within the meaning of Section 409A at the time of the termination of his employment, any payment otherwise required to be made to the Executive on account of such termination of employment which is properly treated as deferred compensation subject to Section 409A, shall be delayed until the first business day following the earlier of (1) the date six months following such termination of employment, or (2) the date of the Executive’s death; and, on the payment date as so delayed, the Company will make a single lump sum payment to the Executive (or the Executive’s estate, as the case may be) equal to the aggregate amount of the payments that were so delayed. To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit. The parties intend that all payments under this Agreement will be exempt from or will comply with Section 409A, as applicable, and this Agreement shall be construed and interpreted in a manner that is consistent with that intent. Notwithstanding the foregoing, the Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A with respect to any amounts payable under this Agreement.

15.	NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or overnight courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

16.	COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

17.	WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

18.	ENTIRE AGREEMENT AND BINDING EFFECT.

Except for the Amended and Restated Executive Transition Agreement (the “Transition Agreement”), dated February 15, 2011, between the Company and the Executive, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, and may be modified only by a written instrument signed by each of the parties hereto. To the extent that payments to Executive in connection with a termination of his employment in connection with a “Change of Control” (as such term is defined in the Transition Agreement) could be determined by the terms of both this Agreement and the Transition Agreement, the terms of the Transition Agreement shall apply to determine such payments to Executive upon such a termination of his employment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 7, 8, 9 and 10 benefit each of the Company and each other member of the G-III Group, each of which is entitled to enforce the provisions of Sections 7, 8, 9 and 10. Notwithstanding anything to the contrary, Executive shall be entitled to indemnification by the Company pursuant to the terms of any separate indemnification agreement as may be in effect from time to time for the benefit of Executive, and in any event the Company agrees that in the event Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or otherwise, by reason of the fact that Executive is or was an officer, director, manager or employee of the Company or any of its affiliates, Executive shall be indemnified by the Company to the fullest extent permitted or authorized by the Company’s articles of incorporation, bylaws or other governing documents.

19.	SURVIVAL.

The termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 7, 8, 9 and 10 hereof.

20.	FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21.	CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

22.	HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

G-III APPAREL GROUP, LTD.

By:	/s/ Morris Goldfarb
Name:	Morris Goldfarb
Title:	Chairman and Chief Executive Officer

/s/ Wayne S. Miller
Wayne S. Miller

EXHIBIT A

[Letterhead of G-III Apparel Group, Ltd.]

[Date]

[Executive]

[Address]

Dear [Executive]:

This will confirm that your employment with G-III Apparel Group, Ltd.. (the “Company”) has been terminated as of [date]. In exchange for your general release and fulfillment of all of your commitments in this Agreement, which are set forth below, the Company will pay you the severance amounts set forth in Section 5(f) of your employment agreement with the Company (the “Employment Agreement”). In addition, you agree (i) to comply with the terms of Sections 7, 8 and 9 of the Employment Agreement, (ii) not to disparage the Company or any of its subsidiaries or affiliates (collectively, the “G-III Group”) or make or cause to be made any statement that is critical of or otherwise maligns the business reputation of the G-III Group and (iii) not to tortiously interfere in any manner with the present or future business activities of the G-III Group.

The foregoing voluntary payment is given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have, against any member of the G-III Group and any of its or their stockholders, officers, directors, employees, or agents, arising out of or relating to your employment and the termination thereof up to the date of this Release, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, applicable New York State law, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, and all other federal, state, and local discrimination laws, and claims for wrongful discharge. You further waive and release any claimed right to reemployment, or employment in the future with the Company or any other member of the G-III Group. You do not, however, waive or release any claims which arise after the date that you execute this agreement or any claims to enforce your rights to any payments or benefits owed under the Employment Agreement or pursuant to any Benefit Plans (as defined in the Employment Agreement) or any claims or rights to indemnification by the Company pursuant to any indemnification agreement as may be in effect for your benefit or pursuant to the Company’s articles of incorporation, bylaws or other governing documents.

The Company has advised you to consult with an attorney and/or governmental agencies prior to executing this agreement. By executing this agreement you acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this agreement, that you have been given a minimum of twenty-one days in which to consider whether you wish to enter into this agreement, and that you have elected to enter into this agreement knowingly and voluntarily. You may revoke your assent to this agreement within seven days of its execution by you (the “Revocation Period”), and the agreement will not become effective or enforceable until the Revocation Period has expired.

If this is in accordance with our agreement, please sign and return to us the enclosed copy of this letter, which shall then be a binding agreement between us.

G-III APPAREL GROUP, LTD.

By:
Title:

Agreed and Accepted:

Wayne Miller